Exhibit 99.1

                                                                              Raytheon Company
                                                                          Public Relations
                                                                            870 Winter Street
                                                                                                                                                                                         Waltham, MA  02451
                                                                                                                                                                                        www.raytheon.com

News release
FOR IMMEDIATE RELEASE

Contact:
Jon Kasle
781.522.5110
Raytheon appoints Thomas A. Kennedy president of Integrated Defense Systems

WALTHAM, Mass., (June 22, 2010) – Raytheon Company (NYSE: RTN) has appointed Dr. Thomas A. Kennedy, 55, president of Raytheon Integrated Defense Systems (IDS), effective immediately. Kennedy succeeds Daniel L. Smith, who will retire from the company, effective July 30, 2010.
Kennedy brings significant experience in defense, sensing and intelligence technologies and international management to IDS’ top leadership role. He most recently served as vice president for Tactical Airborne Systems (TAS) within Raytheon’s Space and Airborne Systems (SAS) business.
“Tom’s proven business leadership, customer focus and international expertise will benefit IDS and its expanding base of global customers as we continue to develop and advance Raytheon technologies to support mission success,” said William H. Swanson, Chairman and CEO of Raytheon Company.
In his 27-year career at Raytheon, Kennedy has held a variety of leadership roles, principally at the company’s SAS business. Prior to his role with TAS, Kennedy served as vice president for the SAS Mission System Integration business, with responsibility for the U.K. Ministry of Defence’s ASTOR (Airborne Stand-off Radar) program. Earlier in his Raytheon career, he was a new business leader and program manager for several radar and electronic warfare systems development programs.  Kennedy holds several patents related to radar and electronic warfare systems.
During his military service, Kennedy attained the rank of captain in the U.S. Air Force, with responsibility for managing satellite launch vehicle avionics development and production programs.
A recipient of the Aviation Week Laureate Award for his achievements on the AESA (Active Electronically Scanned Arrays) radar program, Kennedy holds a doctorate in engineering from the University of California Los Angeles and bachelor’s and master’s degrees in electrical engineering from Rutgers University and the Air Force Institute of Technology, respectively.
In commenting on Smith’s retirement, Swanson added, “We thank Dan for his 13 years of service and dedication to the company. We wish him well in his retirement.”
Raytheon Company, with 2009 sales of $25 billion, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 88 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 75,000 people worldwide.

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